Exhibit 99.1

FOR IMMEDIATE RELEASE

A.D.A.M., Inc. Reports Preliminary 2006 Results and Provides 2007 Guidance

February 13, 2007 – Atlanta, GA – A.D.A.M., Inc. (Nasdaq:ADAM), a leading provider of health information services and benefits management solutions, today reported preliminary and unaudited financial results for the fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter ended December 31, 2006 were $6,800,000 as compared to $2,507,000 in the year-ago period. The increase in revenue is primarily attributable to the acquisition of Online Benefits, Inc., which the Company completed in August 2006. On a pro forma basis, reflecting Online Benefits as if it had been consolidated for the entire period, revenue for the fourth quarter increased approximately 12% from $6,063,000 in the year-ago period and approximately 12% sequentially from $6,072,000 for the quarter ending September 30, 2006. The fourth quarter 2006 included $245,000 in revenues for two large book shipments.

Revenues for the year ended December 31, 2006 were $16,500,000 as compared to $10,054,000 in the year-ago period, an increase of 64%. For 2006, Online Benefits revenues were $5,400,000 and A.D.A.M. revenues were $11,100,000. On a pro forma basis, total revenues for the year increased 7% to $24,800,000.

Operating income for the fourth quarter and year ended December 31, 2006 was $1,000,000 and $3,100,000, respectively. For the fourth quarter and year, operating income was reduced by one-time charges of $500,000 in the fourth quarter related to employee severance costs. Non-GAAP, adjusted operating income for the fourth quarter and year, which excludes the aforementioned severance charges, non-cash stock-based compensation expense and amortization of purchase intangibles, was $1,700,000 and $4,000,000, respectively. Non-GAAP, adjusted operating margin was 25% and 24% for the fourth quarter and year, respectively.

Net income for the fourth quarter and year ended December 31, 2006 was $300,000 and $2,500,000, respectively. Non-GAAP, adjusted net income, which excludes severance costs, non-cash stock-based compensation expense and amortization of purchased intangibles, was $1,000,000 and $3,400,000 for the fourth quarter and year, respectively.

2006 Highlights

•	Successfully completed acquisition and integration of Online Benefits, Inc.

•	Signed multi-year distribution agreement with Thomson Micromedex

•	Selected by Walgreens to provide consumer health information on Walgreens.com

•	Launched DecisionAssist suite and Health Risk Assessment Reporting tools to address the needs of the accelerating consumer driven health marketplace

•	Expanded relationship with Subimo to provide consumers with a comprehensive wellness tool set designed to teach health plan members how to track, evaluate and manage their health

2007 Outlook

The following statements are forward-looking and actual results may differ materially. Please refer to the section titled, “Forward-Looking Statements” at the end of this press release for a complete description of risks. The Company’s quarterly and annual filings with the Securities and Exchange Commission also provide a more detailed description of risk factors.

The company has now fully integrated the acquisition of Online Benefits and the first of a three phase launch of our next generation product, Benergy 2G!, is expected to begin in early second quarter, 2007. The company is revising its financial guidance for the year ending December 31, 2007 to $26 – $28 million of revenues and Adjusted EBITDA of $6 – $7 million. The company defines Non-GAAP Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and non-cash stock-based compensation expense. For the year ending December 31, 2006, the company’s Adjusted EBITDA was $4,900,000.

Non-GAAP Measures

Adjusted operating income represents operating income before severance costs, non-cash stock-based compensation expense and amortization of purchased intangibles. Adjusted net income represents net income before severance costs, non-cash stock-based compensation expense and amortization of purchased intangibles. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and non-cash stock-based compensation expense. These financial measures are not measures of financial performance in accordance with generally accepted accounting principles. We believe these non-GAAP financial measures are useful because they are appropriate measures for evaluating our operating performance. We present these non-GAAP financial measures to provide additional information regarding our performance and because they are measures by which we gauge our profitability. You should not consider these non-GAAP financial measures as an alternative to net income. Our calculation of these financial measures may be different from the calculations used by other companies and, as a result, comparability may be limited.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements,

especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company’s health information, the ability to realize the anticipated benefits of the acquisition, regulatory changes in laws and regulations that impact how the company conducts its business and the other factors described in A.D.A.M.’s filings with the SEC. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

Conference Call and Earnings Release Information

These financial results are preliminary and subject to adjustments during the Company’s year-end close process. The Company will be conducting a conference call to discuss final earnings results for the fourth quarter and year-end on March 20, 2007, at 10:00 A.M. ET. To participate in the call, please dial (866) 624-3372 approximately five minutes prior to the start time. International callers may dial (706) 758-3874. A digital replay will be available the following day by dialing (800) 633-8284 or (402) 977-9140 with reservation number 21328889. The Company will issue its final results prior to the conference call.

About A.D.A.M., Inc.

A.D.A.M. (Nasdaq: ADAM – News) is a leading provider of health information services and benefits management solutions serving healthcare organizations, employers, insurance brokers, consumers, and educational institutions. With an industry-leading employee and HR benefits management platform and one of the largest consumer health information libraries in the world, A.D.A.M. engages consumers to learn about their health and manage their benefit choices while reducing the costs of healthcare and benefits administration. For more information, visit www.adam.com or call 1-800-408-ADAM.

For further information contact:

Victor Thompson, Investor Relations

A.D.A.M., Inc.

(770) 425-7877

A.D.A.M., Inc.

Preliminary Non-GAAP Condensed Financial Results

	Three Months Ended December 31, 2006			Year Ended December 31, 2006
	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP

Total revenues	$6,800,000	$—	$6,800,000	$16,500,000	$—	$16,500,000
Total operating expenses	5,800,000	(700,000)	5,100,000	13,400,000	(900,000)	12,500,000
Stock-based compensation (1)	—	—	—	100,000	(100,000)	—
Amortization of purchased intangibles (2)	200,000	(200,000)	—	300,000	(300,000)	—
Severance (3)	500,000	(500,000)	—	500,000	(500,000)	—

Operating income	1,000,000	700,000	1,700,000	3,100,000	900,000	4,000,000

Operating margin %	14.7%	—	25.0%	18.8%	—	24.2%

Net Income	300,000	700,000	1,000,000	2,500,000	900,000	3,400,000

Net income	300,000	700,000	1,000,000	2,500,000	900,000	3,400,000
Depreciation	100,000	—	100,000	200,000	—	200,000
Amortization of software development	100,000	—	100,000	700,000	—	700,000
Amortization of purchased intangibles (2)	200,000	(200,000)	—	300,000	(300,000)	—
Interest expense (income)	700,000	—	700,000	600,000	—	600,000

EBITDA	$1,400,000	$500,000	$1,900,000	$4,300,000	$600,000	$4,900,000

(1)	Stock-based compensation related to non-cash charges for stock options and variable stock compensation expense.
(2)	Amortization of customer list and purchased software acquired with Online Benefits.
(3)	Severance costs related to reduction in force.